As filed with the Securities and Exchange Commission on May 24, 2005
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SUEZ
(Exact Name of Registrant as Specified in its Charter)
REPUBLIC OF
FRANCE		Not applicable
(State of Other Jurisdiction of		(I.R.S. Employer
Incorporation or Organization)		Identification No.)
16, rue de la Ville l’Évêque
75008 Paris
FRANCE
(Address of Principal Executive Offices)

SUEZ 2004 ANNUAL STOCK OPTION GRANT
(Full Title of the Plan)

CT Corporation System
111 Eighth Avenue
13th Floor
New York, NY 10011
(212) 894-8940
(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: Barbara Nims, Esq.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(3)(4)(5)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(5)
Ordinary Shares, nominal value €2 each, of Suez(1)	348,255(2)	$22.86	$7,961,109.30	$937.03
(1)	The ordinary shares being registered hereby may be represented by the Registrant’s American Depositary Shares, evidenced by American Depositary Receipts.

(2)	Plus an indeterminate number of additional shares which may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	The U.S. dollar amount of the proposed maximum offering price per share and proposed maximum aggregate offering price was computed using the euro/dollar Noon Buying Rate of $1.26 on May 24, 2005.

(4)	The exercise price per share for the options granted to plan participants is $22.86, the U.S. dollar equivalent of €18.14.

(5)	Rounded up to the nearest penny.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents are incorporated herein by reference:

     (a) The Annual Report on Form 20-F of Suez (“Suez” or “Registrant”), filed with the Securities and Exchange Commission (the “Commission”) for the year ended December 31, 2003, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

     (b) All reports filed by Suez pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2003, the date of the most recent financial statements of Suez fully audited in accordance with U.S. generally accepted accounting principles, contained in Suez’s Form 20-F registration statement referred to in (a); and

     (c) The description of Suez’s ordinary shares, nominal value €2 each, and American Depositary Receipts evidencing American Depositary Shares, each American Depositary Share representing one ordinary share of Suez, contained in Items 9 and 10 of Suez’s Form 20-F registration statement referred to in (a).

     In addition, all documents subsequently filed by Suez, and all documents subsequently filed under the Suez 2004 Annual Stock Option Grant (the “Plan”), pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Patrice Herbet, who is opining on the legality of the shares being registered (see Exhibit 5 hereto), is regularly employed by Suez as General Counsel Corporate.

Item 6. Indemnification of Directors and Officers.

     Suez has taken out a Directors and Officers Liability Policy (“Policy”) for the benefit of its officers and directors. Subject to its terms, conditions and exclusions, that Policy insures the directors and officers for claims made against them for wrongful acts committed by them in their capacities as directors and officers of Suez and certain of its subsidiaries.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number

4(a)	Bylaws of Suez, as amended on January 19, 2005.

4(b)	Depositary Agreement dated as of September 4, 2001 among Suez, Citibank N.A., as depositary, and the holders from time to time of American Depositary Receipts (incorporated by reference to Exhibit 2.1 to the registration statement on Form 20-F for the year ended December 31, 2000, and filed under the Exchange Act; see File No. 1-15232).

5	Opinion of M. Patrice Herbet.

23.01	Consent of Barbier Frinault & Autres – Ernst & Young – Deloitte & Associés.

23.02	Consent of PricewaterhouseCoopers – KPMG Accountants NV.

24	Power of Attorney.

99	Suez 2004 Annual Stock Option Grant.

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (“Securities Act”);

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the Plan not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Suez, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France, on this 24th day of May, 2005.

SUEZ

By:	/s/ Gérard Mestrallet

	Name:	Gérard Mestrallet
	Title:	Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed this 24th day of May, 2005 by the following persons in the following capacities.

Name	Title

/s/ Gérard Mestrallet	Chief Executive Officer, Chairman of Management
Board
Gérard Mestrallet

/s/ Gérard Lamarche
Chief Financial Officer
Gérard Lamarche

/s/ Christelle Martin
Chief Accounting Officer
Christelle Martin

/s/ Jean Gandois
Director, Vice Chairman of Management Board
Jean Gandois

/s/ Albert Frère
Director, Vice-Chairman of Management Board
Albert Frère

Director
Antonio Brufau

/s/ René Carron
Director
René Carron

/s/ Gerhard Cromme
Director
Gerhard Cromme

/s/ Étienne Davignon
Director
Étienne Davignon

/s/ Paul Desmarais, Jr.
Director
Paul Desmarais, Jr.

/s/ Lucien Douroux
Director
Lucien Douroux

/s/ Jacques Lagarde
Director
Jacques Lagarde

*
Director
Anne Lauvergeon

/s/ Jean Peyrelevade
Director
Jean Peyrelevade

Name	Title

/s/ Thierry de Rudder
Director
Thierry de Rudder

/s/ Lord Simon of Highbury
Director
Lord Simon of Highbury

/s/ Edmond Alphandéry
Director
Edmond Alphandéry

/s/ Jean-Jacques Salane
Director
Jean-Jacques Salane

*By:	/s/ Yves de Gaulle

Yves de Gaulle
Attorney-in-Fact

Date: May 24, 2005

AUTHORIZED REPRESENTATIVE

/s/ Timothy Richard Dunne

Timothy Richard Dunne, as the
duly authorized representative of
Suez in the United States

Date: May 24, 2005

 EXHIBIT INDEX

Exhibit Number

4(a)	Bylaws of Suez, as amended on January 19, 2005.

4(b)	Depositary Agreement dated as of September 4, 2001 among Suez, Citibank N.A., as depositary, and the holders from time to time of American Depositary Receipts (incorporated by reference to Exhibit 2.1 to the registration statement on Form 20-F for the year ended December 31, 2000, and filed under the Exchange Act; see File No. 1-15232).

5	Opinion of M. Patrice Herbet.

23.01	Consent of Barbier Frinault & Autres – Ernst & Young – Deloitte & Associés.

23.02	Consent of PricewaterhouseCoopers – KPMG Accountants NV.

24	Power of Attorney.

99	Suez 2004 Annual Stock Option Grant.